Exhibit 99.1

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

For Immediate Release: May 7, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Schlumberger

Financial Hub for the Americas in Houston, Texas

El Segundo, Calif. (May 7, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc., the acquisition of a 149,700 square-foot, Class A office building (the “Property”) located in Houston, Texas for $48.75 million. The Property is fully-leased with 97% of the building leased to Schlumberger Technology Corporation, a subsidiary of Schlumberger Limited. Schlumberger Limited is the world’s largest oilfield services company, ranked #260 on the Fortune Global 500 List for 2012 and carries an “A+” credit rating from Standard and Poor’s.

Ideally situated in the heart of the Energy Corridor Submarket, this location allows Schlumberger Limited to maintain its Financial Hub operations within proximity to its other key domestic operating centers, including the company’s corporate headquarters in the Galleria Submarket and a global R&D facility in Sugar Land, Texas. The Property serves as one of only two Financial Hub sites worldwide for Schlumberger Limited and is the sole facility that supports the company’s operations in the Western Hemisphere.

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

Houston continues to benefit from a strong local economy buoyed by the city’s standing as the “Energy Capital of the World.” According to the U.S. Department of Commerce Bureau of Economic Analysis, of the ten largest metropolitan areas, Houston ranked #1 in terms of real GDP growth in 2011. Houston also continues to maintain strong job growth with a 4.5% annual growth rate in employment over the trailing twelve month period ended February 2013, which ranks the city first among the 20 most populated metropolitan areas.1

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions said, “I believe our unblemished track record closing all acquisitions under contract, and our ability to differentiate ourselves from other buyers with respect to deal terms outside of pricing, including a quick due diligence period, allowed us to successfully acquire a very high quality asset in one of the healthiest metro markets in the country.”

Michael Escalante, Griffin Capital’s Chief Investment Officer added, “This acquisition provides our investors the trifecta of attributes we actively seek for our portfolio, including: a liquid market with strong fundamentals, excellent tenant credit characteristics and a long-term remaining lease duration with annual rental rate increases. With the addition of this asset, our Essential Asset REIT is now anchored with 17 assets well diversified across multiple industries and geographic locations, and is quickly approaching $500 million in total assets.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 17 office and industrial distribution properties totaling approximately 3.8 million rentable square feet and total capitalization in excess of $455 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.7 million square feet of space, located in 28 states and representing approximately $2.4 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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[1]	Greater Houston Partnership - The Economy at a Glance. Volume 22, Number 4 (April 2013)